Exhibit 5.1
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
October 27, 2010
AIMCO Properties, L.P.
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
     Re: Registration Statement on Form S-4 (No. 333-169869)
Ladies and Gentlemen:
     We have acted as counsel to AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (File No. 333-169869) (together with all exhibits thereto, the “Registration Statement”), by the Partnership and Apartment Investment and Management Company, a Maryland corporation, on October 12, 2010, to register partnership common units of the Partnership (the “Partnership Common Units”), issuable upon consummation of the merger of AIMCO Fox Merger Sub, LLC, a California limited liability company and wholly owned subsidiary of the Partnership (“Merger Sub”) with and into Fox Strategic Housing Income Partners, a California limited partnership (“Fox”), pursuant to the terms of an Agreement and Plan of Merger dated October 11, 2010, by and among the Partnership, Merger Sub, and Fox (the “Merger Agreement”). We are furnishing this opinion letter pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.
     In connection with this opinion, we have examined (i) the Certificate of Limited Partnership of the Partnership, as certified by the Secretary of State of the State of Delaware; (ii) the Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of Aimco Properties, L.P., dated July 29, 1994 and restated February 28, 2007, as amended by the First Amendment thereto, dated December 31, 2007, the Second Amendment thereto, dated July 30, 2009, and the Third Amendment thereto, dated September 2, 2010; (iii) the Certificate of Incorporation of AIMCO-GP, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner”), as certified by the Secretary of State of the State of Delaware; (iv) the Bylaws of the General Partner; (v) certain resolutions of the Board of Directors of the General Partner relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Partnership Common Units, the filing of the Registration Statement and related matters; (v) the Merger Agreement; (vi) the Registration Statement; and (vii) the documents filed by the Partnership pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference to the
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AIMCO Properties, L.P.
October 27, 2010

Registration Statement as of the date hereof. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Merger Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of the general partner of the Partnership and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
     Our opinion set forth below is limited to the Delaware Revised Uniform Limited Partnership Act, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such Revised Uniform Limited Partnership Act and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws.
     This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.
     Based upon the foregoing, and subject to all of the other assumptions, limitations, and qualifications set forth herein, we are of the following opinion:
1.	The Partnership Common Units to be issued in connection with the Merger have been duly authorized and, when issued and delivered by the Partnership under the terms of, and as set forth in, the Merger Agreement, will be validly issued, fully paid and nonassessable.
     We are expressing no opinion as to any obligations that parties other than the Partnership may have under or in respect of the Partnership Common Units or as to the effect that their performance of such obligations may have upon any of the matters referred to above.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit

AIMCO Properties, L.P.
October 27, 2010

that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, ALSTON & BIRD LLP
By:	/s/ Paul J. Nozick
Paul J. Nozick,
A Partner